AMENDMENT TO THE BELLSOUTH PERSONAL
               RETIREMENT ACCOUNT PENSION PLAN

      This Amendment is made to the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective July 1 1996. The Chairman of the BellSouth Employee Benefit Claim Review Committee, acting under authority delegated by the Nominating and Compensation Committee of the Board of Directors of BellSouth Corporation, hereby amends the Plan as follows:

                             1.

     Amend Section 10 of the Plan by adding the following new subparagraph 10.09:

     Any initial period of service which was less than six months shall be recognized for all purposes, including Net Credited Service, Pension Service Credit and Vesting Service Credit, upon the bridging of such service under the appropriate Plan rules. Pension Service Credit is used only for calculations under the BellSouth Management Pension Plan.

     The above amendment shall be effective as of August 1, 1997.

                             2.

     Amend Paragraph 7.08 by replacing subparagraph (b) thereof with the following:

               (b)  The lump sum settlement of any
          Participant described in subparagraph 7.08(a) who Elects the lump sum settlement option shall equal the greater of (i) the Participant's account balance, and (ii) the present value of the Participant's pension on his Pension Commencement Date, which shall be determined using the Applicable Mortality Table and an interest rate equal to 100 percent of the Applicable Interest Rate; provided, however, that for Plan Years beginning before January 1, 2000, if the single sum so determined exceeds $25,000, 120 percent of the Applicable Interest Rate shall be used, and then if the single sum determined using 120 percent is less than $25,000, the single sum shall be deemed to be $25,000.

     The above amendment shall be effective as of July 22, 1996.

                             3.

     Amend Section 8 of the Plan by replacing the last sentence of Paragraph 8.02 with the following:

               Effective for a Participant who dies on or after July 22, 1996, if such Participant has a surviving spouse, in lieu of the monthly pension described above, the surviving spouse may elect to receive a lump sum settlement that is equal to the greater of (I) 45% of the Participant's hypothetical account balance determined in steps
          (i) and (ii), above, and (II) the present value of such monthly pension determined using the Applicable Mortality Table and an interest rate equal to 100 percent of the Applicable Interest Rate; provided, however, that for Plan Years beginning before January 1, 2000, if the single sum determined in clause (II), above, exceeds $25,000, 120 percent of the Applicable Interest Rate shall be used, and then if the single sum determined using 120 percent is less than $25,000, the single sum in clause (II) shall be deemed to be $25,000. If such a Participant dies and does not have a surviving spouse, the amount determined in the prior sentence shall be paid to his estate in a lump sum.

          The above amendment shall be effective as of June
          30, 1997.

                             4.

     Amend Paragraph 10.08, Vesting Eligibility Year, by adding the following at the end of the third sentence thereof: "or under the provisions of an acquisition or merger agreement."

     The above amendment shall be effective as of the date this amendment is approved.

                             5.

     Amend Paragraph 10.05, Breaks in Service, by deleting "permitted under Section 411(c)(2)(C) of the Code" from the second sentence of the third paragraph of said Paragraph and substituting therefor "compounded annually at a rate of 5%."

     The above amendment shall be effective beginning July
1, 1993, to and through December 31, 1995.

          Approved this 12th day of September, 1997.


EMPLOYEES' BENEFIT CLAIM REVIEW COMMITTEE

/s/ Arlen G. Yokley
____________________________________________
By:  A. G. Yokley, Chairman